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                                                                    EXHIBIT 10.2



                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

     WILLIAMS PRODUCTION RMT COMPANY AND WILLIAMS PRODUCTION COMPANY, L.L.C.

                                   AS SELLER,

                                       AND

                                 XTO ENERGY INC.

                                    AS BUYER

                              DATED: APRIL 9, 2003

                                  CONFIDENTIAL

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                                TABLE OF CONTENTS

ARTICLE 1         PURCHASE AND SALE..............................................................................    1

         1.1      Purchase and Sale..............................................................................    1
         1.2      Assets.........................................................................................    1
         1.3      Excluded Properties............................................................................    3
         1.4      Effective Time.................................................................................    3

ARTICLE 2         PURCHASE PRICE.................................................................................    3

         2.1      Purchase Price.................................................................................    3
         2.2      Deposit........................................................................................    3
         2.3      Adjustments to Purchase Price..................................................................    4
         2.4      Allocated Values...............................................................................    6

ARTICLE 3         DUE DILIGENCE INSPECTION.......................................................................    6

         3.1      Access to Records..............................................................................    6
         3.2      No Representation or Warranty..................................................................    6
         3.3      Access to the Assets and Indemnity.............................................................    7

ARTICLE 4         TITLE MATTERS..................................................................................    7

         4.1      Defensible Title...............................................................................    7
         4.2      Permitted Encumbrances.........................................................................    7
         4.3      Title Defect...................................................................................    8
         4.4      Notice of Title Defects........................................................................    9
         4.5      Seller's Right to Cure.........................................................................    9
         4.6      Remedies for Title Defects.....................................................................    9
         4.7      Title Thresholds...............................................................................    9
         4.8      Title Dispute Resolution......................................................................    10
         4.9      Depletion and Depreciation of Personal Property...............................................    11
         4.10     Consents......................................................................................    11
         4.11     Preferential Purchase Rights..................................................................    11
         4.12     Casualty Loss.................................................................................    12

ARTICLE 5         ENVIRONMENTAL MATTERS.........................................................................    12

         5.1      Definitions...................................................................................    12
         5.2      Spills and NORM...............................................................................    13
         5.3      Environmental Assessment......................................................................    13
         5.4      Notice of Environmental Defects...............................................................    13
         5.5      Remedies for Environmental Defects............................................................    14
         5.6      Environmental Thresholds......................................................................    14
         5.7      Environmental Dispute Resolution..............................................................    14

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
         5.8      "As Is, Where Is" Purchase....................................................................    16
         5.9      Disposal of Materials, Substances and Wastes..................................................    16
         5.10     Buyer's Indemnity.............................................................................    16

ARTICLE 6         SELLER'S REPRESENTATIONS AND WARRANTIES.......................................................    17

         6.1      Existence.....................................................................................    17
         6.2      Power.........................................................................................    17
         6.3      Authorization.................................................................................    17
         6.4      Execution and Delivery........................................................................    17
         6.5      Liabilities for Brokers' Fees.................................................................    17
         6.6      Litigation....................................................................................    17
         6.7      Liens.........................................................................................    18
         6.8      Taxes.........................................................................................    18
         6.9      Plains Petroleum..............................................................................    18
         6.10     Assets of Plains Petroleum Gathering Company..................................................    18
         6.11     Environmental Orders..........................................................................    18
         6.12     Leases........................................................................................    18

ARTICLE 7         BUYER'S REPRESENTATIONS AND WARRANTIES........................................................    18

         7.1      Existence.....................................................................................    19
         7.2      Power and Authority...........................................................................    19
         7.3      Authorization.................................................................................    19
         7.4      Execution and Delivery........................................................................    19
         7.5      Liabilities for Brokers' Fees.................................................................    19
         7.6      Litigation....................................................................................    19
         7.7      Independent Evaluation........................................................................    19
         7.8      Qualification.................................................................................    19
         7.9      Funds.........................................................................................    20

ARTICLE 8         COVENANTS AND AGREEMENTS......................................................................    20

         8.1      Covenants and Agreements......................................................................    20

ARTICLE 9         CONDITIONS TO CLOSING.........................................................................    21

         9.1      Seller's Conditions...........................................................................    21
         9.2      Buyer's Conditions............................................................................    22
         9.3      Escrow Account................................................................................    22

ARTICLE 10        RIGHT OF TERMINATION AND ABANDONMENT..........................................................    23

         10.1     Termination...................................................................................    23
         10.2     Liabilities Upon Termination..................................................................    23

ARTICLE 11        CLOSING.......................................................................................    23

         11.1     Date of Closing...............................................................................    23

                                       ii

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
         11.2     Closing Obligations...........................................................................    23

ARTICLE 12        POST-CLOSING OBLIGATIONS......................................................................    25

         12.1     Post-Closing Adjustments......................................................................    25
         12.2     Dispute Resolution............................................................................    25
         12.3     Records.......................................................................................    25
         12.4     Seller's Employees............................................................................    25
         12.5     Further Assurances............................................................................    26
         12.6     Disclaimers of Representations and Warranties.................................................    26
         12.7     Suspense Funds................................................................................    26

ARTICLE 13        TAXES.........................................................................................    27

         13.1     Apportionment of Ad Valorem and Property Taxes................................................    27
         13.2     Transfer Taxes and Recording Fees.............................................................    27
         13.3     Other Taxes...................................................................................    28
         13.4     Tax Reports and Returns.......................................................................    28

ARTICLE 14        ASSUMPTION AND RETENTION OF OBLIGATIONS; INDEMNIFICATION......................................    28

         14.1     Buyer's Assumption of Liabilities and Obligations.............................................    28
         14.2     Seller's Retention of Liabilities and Obligations.............................................    28
         14.3     Buyer's Plugging and Abandonment Obligations..................................................    29
         14.4     Indemnification...............................................................................    29
         14.5     Procedure.....................................................................................    30
         14.6     No Insurance; Subrogation.....................................................................    31
         14.7     Reservation as to Non-Parties.................................................................    31

ARTICLE 15        MISCELLANEOUS.................................................................................    31

         15.1     Exhibits......................................................................................    31
         15.2     Expenses......................................................................................    31
         15.3     Notices.......................................................................................    31
         15.4     Amendments....................................................................................    32
         15.5     Assignment....................................................................................    32
         15.6     Confidentiality...............................................................................    33
         15.7     Press Releases................................................................................    33
         15.8     Headings......................................................................................    33
         15.9     Counterparts..................................................................................    33
         15.10    References....................................................................................    33
         15.11    Governing Law.................................................................................    33
         15.12    Removal of Signs..............................................................................    33
         15.13    Binding Effect................................................................................    33
         15.14    Survival......................................................................................    33
         15.15    No Third-Party Beneficiaries..................................................................    33
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
         15.16    Limitation on Damages.........................................................................    34
         15.17    Severability..................................................................................    34
         15.18    Knowledge.....................................................................................    34

                                                                                        Section
Exhibit                          Description                                         Where Defined
-------                          -----------                                         -------------
  A-1            Leases, Fee Interests and Lands                                          1.2.a

  A-2            Wells                                                                    1.2.b

  A-3            Equipment and Facilities                                                 1.2.e

  A-4            Units                                                                    1.2

   B             Material Agreements                                                      1.2.d

   C             Well Imbalances                                                          2.3.c

   D             Allocated Values                                                         2.4

   E             Form of Assignment and Bill of Sale                                     11.2.a

   F             Form of Assignment and Assumption Agreement                             11.2.a

   G             Seller's Officer's Certificate                                          11.2.f

   H             Buyer's Officer's Certificate                                           11.2.g

   I             Excluded Properties                                                      1.3

   J             Seller's Employee Severance Policy                                      12.4

   K             Temporary Access Agreement                                               3.3

   L             Transition Services Agreement                                           11.2i

                                       iv

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
                                                                                    Section Where
Schedule                       Description                                             Defined
-------                        -----------                                          -------------
  6.6            Litigation                                                               6.6

  6.7            Liens                                                                    6.7

  6.10           Plains Petroleum Gathering Company Liens                                6.10

  6.11           Environmental Order                                                     6.11

  6.12           Leases                                                                  6.12

 15.18           Seller's Knowledge                                                     15.18
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                                  DEFINED TERMS

Actual Environmental Defect Value......................................................................................    13

Actual Title Defect Value..............................................................................................     9

Additional Overproduced Gas............................................................................................     6

Additional Underproduced Gas...........................................................................................     5

As is, Where is........................................................................................................    15

Assets.................................................................................................................     1

Assumed Liabilities....................................................................................................    27

Buyer..................................................................................................................     1

Buyer's Plugging and Abandonment Obligations...........................................................................    27

Casualty Loss..........................................................................................................    11

Claim Notice...........................................................................................................    29

Claim..................................................................................................................    29

Closing Amount.........................................................................................................     4

Closing or Closing Date................................................................................................    20

Council of Petroleum Account Societies of North America ("COPAS")......................................................     4

Defensible Title.......................................................................................................     7

Deposit................................................................................................................     3

Disputed Environmental Matters.........................................................................................    14

Disputed Title Matters.................................................................................................    10

Effective Time.........................................................................................................     3

Environmental Arbiter..................................................................................................    14

Environmental Assessment...............................................................................................    13

Environmental Defect ..................................................................................................    12

Environmental Defect Value.............................................................................................    12

Environmental Law......................................................................................................    12

Environmental Purchase Price Adjustment................................................................................    14

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
Environmental Threshold Amount.........................................................................................    14

Excluded Properties....................................................................................................     3

Fee Interests..........................................................................................................     1

Final Purchase Price...................................................................................................    24

Final Settlement Date..................................................................................................    24

Final Settlement Statement.............................................................................................    24

Hydrocarbons...........................................................................................................     2

Indemnified Party......................................................................................................    29

Indemnifying Party.....................................................................................................    29

Knowledge, best knowledge, best of Seller's knowledge..................................................................    32

Lands..................................................................................................................     1

Leases.................................................................................................................     1

Losses.................................................................................................................    28

Material Agreements....................................................................................................     2

Net Casualty Loss......................................................................................................    11

Norm...................................................................................................................    12

Notice of Environmental Defects........................................................................................    13

Notice of Title Defects................................................................................................     9

NRI....................................................................................................................     7

Obligations............................................................................................................    23

Permitted Encumbrances.................................................................................................     7

Preliminary Settlement Statement.......................................................................................     6

Property Expenses......................................................................................................     4

Property Taxes.........................................................................................................    26

Purchase Price.........................................................................................................     3

Qualifying Title Defect................................................................................................     9

Records................................................................................................................     3

                                      vii

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
Remediation Costs......................................................................................................    12

Remediation or Remidiate ..............................................................................................    12

Retained Liabilities...................................................................................................    24

Revised Seller Property Tax............................................................................................    25

Seller.................................................................................................................     1

Seller Property Tax....................................................................................................    25

Shares.................................................................................................................     2

Single Environmental Incident Threshold................................................................................    12

Single Title Incident Threshold........................................................................................     8

Suspense Funds.........................................................................................................    26

Temporary Access Agreement.............................................................................................    15

Term Royalty Interest..................................................................................................     1

Title Arbiter..........................................................................................................    10

Title Defect ..........................................................................................................     8

Title Defect Value.....................................................................................................     9

Title Purchase Price Adjustment........................................................................................     9

Title Threshold Amount.................................................................................................     9

Transfer Taxes.........................................................................................................    26

Wells..................................................................................................................     2

WI.....................................................................................................................     7

                           PURCHASE AND SALE AGREEMENT

         This PURCHASE AND SALE AGREEMENT ("Agreement"), dated April 9, 2003, is by and between Williams Production RMT Company, a Delaware corporation, and Williams Production Company, L.L.C., a Delaware limited liability company whose address is One Williams Center, Tulsa, Oklahoma 74172 ("SELLER") and XTO Energy Inc., a Delaware corporation, whose address is 810 Houston Street, Fort Worth, Texas 76102 ("BUYER").

                                    RECITALS

         A. Seller owns and desires to sell certain real and personal property interests located in Finney, Grant, Hamilton, Haskell, Kearney, Morton, Seward and Stanton Counties, Kansas and in Las Animas County, Colorado; and in San Juan and Rio Arriba Counties, New Mexico and La Plata County, Colorado as well as its ownership interest in Plains Petroleum Gathering Company, all as more fully described in Section 1.2 below (collectively referred to herein as the "ASSETS").

         B. Buyer desires to purchase the Assets upon the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

                                   ARTICLE 1
                                PURCHASE AND SALE

         1.1 PURCHASE AND SALE. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, all of Seller's right, title and interest in the Assets, pursuant to the terms and conditions of this Agreement.

         1.2 ASSETS. The "ASSETS" are all of Seller's right, title, and interest in and to the real and personal property interests described in Section 1.2(a) through 1.2(h) below, located in the following counties: Finney, Grant, Hamilton, Haskell, Kearney, Morton, Seward and Stanton Counties, Kansas; Las Animas County, Colorado; and San Juan and Rio Arriba Counties, New Mexico and La Plata County, Colorado (except for the Excluded Properties) as well as all of Seller's right, title and interest in and to the shares of Plains Petroleum Gathering Company described in Section 1.2.g.

                  a. The interests in the oil and gas leases as limited and described on EXHIBIT A-1 (the "LEASES"), and the interests in the fee mineral interests as limited and described on EXHIBIT A-1 (the "FEE INTERESTS"), and with respect to the Leases and Fee Interests located in San Juan and Rio Arriba Counties, New Mexico and La Plata County, Colorado, insofar and only insofar as such Leases and Fee Interests cover the interests in the lands located in such counties and specifically described on EXHIBIT A-1 (the "LANDS"); the term royalty interest described on Exhibit A-1 (the "TERM ROYALTY INTEREST")and the oil, gas and all other hydrocarbons

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("HYDROCARBONS"), in, on or under or that may be produced from the Leases and the Fee Interests; provided that with respect to the Leases and Fee Interests located in San Juan and Rio Arriba Counties, New Mexico and La Plata County, Colorado only the Hydrocarbons in, on or under or that may be produced from the Lands located in such counties covered by such Leases and Fee Interests as limited and specifically described on Exhibit A-1.

                  b. The oil and gas wells located on the Leases, Fee Interests and Lands, or lands pooled or unitized therewith, including without limitation the oil and gas wells described on EXHIBIT A - 2 (the "WELLS"), all injection and disposal wells on the Leases, Fee Interests or Lands, and all personal property and equipment connected to the Wells as of the Closing Date.

                  c. The rights and obligations, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, but only to the extent of the interests therein that relate to or affect any of the interests described in Sections 1.2.a. and 1.2.b. or the post-Effective Time production of Hydrocarbons from such interests.

                  d. The rights and obligations, to the extent transferable, in and to Hydrocarbon sales, purchase, gathering, transportation and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements, net profits agreements and other contracts, agreements and instruments, but only to the extent of the interests therein that relate to the interests described in Sections 1.2.a., 1.2.b. and 1.2.c, including without limitation the agreements described on Exhibit B (the "MATERIAL AGREEMENTS").

                  e. All of the personal property, vehicles, fixtures, improvements (including communication tower(s) located on the Lands and the computer aided telemetry principally used in connection with the Fee Interests and the Leases, including to the extent transferable software), tanks, boilers, buildings, improvements, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, other appurtenances and facilities (including without limitation the Weston Easement and Gathering Line and other equipment and facilities described on Exhibit A-3) located on and used in connection with or otherwise principally related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the Assets as limited and described in Sections 1.2.a. through 1.2.c.

                  f. The rights and obligations, to the extent transferable, in all permits, licenses, approvals, servitudes, rights of way, easements, surface leases and other surface rights, but only to the extent of the interests therein that relate to the interests described in Sections 1.2.a. through 1.2.e.

                  g. The issued and outstanding shares of Plains Petroleum Gathering Company (the "SHARES").

                  h. Seller's files, records, data and information relating to the Assets described in Sections 1.2.a. through 1.2.g., provided, however, the foregoing shall not include any files, records, data or information which is attorney work product or subject to attorney client privilege or any files, records, data or information which by agreement Seller is required to keep confidential except and to the extent a waiver in writing is obtained of any such confidentiality requirements (the "RECORDS"). Notwithstanding the foregoing, Seller shall retain the original versions of the Records relating to the Assets located in San Juan and Rio Arriba County, New Mexico and La Plata County, Colorado and shall provide complete copies of same to Buyer in the same format as such Records exist in Seller's files; provided that the original of such Records will be delivered to Buyer as to any Lease, Well or other Asset in which Seller is not retaining an interest as to Lands or formations.

         It is the intent of the Parties that, except for the Excluded Properties, the Assets include all of Seller's right, title and interest in and to (i) any oil and gas leases, fee mineral interests and royalty interests owned by Seller which are located in Finney, Grant, Hamilton, Haskell, Kearney, Morton, Seward and Stanton Counties, Kansas and Las Animas County, Colorado and all wells located on such leases and fee interests or lands pooled or unitized therewith and (ii) the oil and gas units described on Exhibit A-4, but only to the extent Seller's interests in such units pertain to the formations specified in such Exhibit A-4 for such units (with Seller's interests in such units in all other formations not intended to be a part of the Assets).

         1.3 EXCLUDED PROPERTIES. All of Seller's right, title and interest in the items set forth on Exhibit I (collectively the "EXCLUDED PROPERTIES") are excepted and excluded from this Agreement.

         1.4 EFFECTIVE TIME. The purchase and sale of the Assets shall be effective as of April 1, 2003 at 7:00 a.m., where the Assets are located, except that the purchase and sale of the Assets located in Finney, Grant, Hamilton, Haskell, Kearny, Morton, Seward and Stanton Counties, Kansas shall be effective as of March 1, 2003 at 7:00 a.m., local time where such Assets are located. (the "EFFECTIVE TIME").

                                   ARTICLE 2
                                 PURCHASE PRICE

         2.1 PURCHASE PRICE. The purchase price for the Assets shall be four hundred million dollars ($400,000,000) (the "PURCHASE Price"). At Closing, Buyer shall pay Seller the Purchase Price as adjusted pursuant to Sections 2.2 and 2.3 below by wire transfer of immediately available funds to the following two accounts: Bank One, Chicago, Illinois, ABA # 071000013, Williams Production RMT Company, Account 1098250 and Bank One, Chicago, Illinois, ABA#071000013, Williams Production Company, L.L.C., Account 9403908 ,in amounts to be specified by Seller prior to Closing.

         2.2 DEPOSIT. No later than 3:00 p.m. Central Time on the day of execution of this Agreement by all parties, Buyer will deliver by wire transfer of immediately available funds ten percent (10%) of the Purchase Price to Seller as a deposit (the "DEPOSIT"), to be held by Seller and either (i) applied against the Purchase Price (without interest) in the event the Closing is consummated, (ii) returned to Buyer (without interest) if Seller fails to close after all conditions specified in Section 9.1 have been satisfied or waived and Buyer certifies to Seller in writing that it is ready, willing and able to perform under Article 11, or (iii) retained by Seller if all conditions specified in Section 9.2 have been satisfied and Seller certifies to Buyer in writing that Seller is ready, willing and able to perform under Article 11, but Buyer fails to close.

         2.3 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted according to this Section without duplication. For all adjustments known as of Closing, the Purchase Price shall be adjusted at Closing pursuant to a "PRELIMINARY SETTLEMENT STATEMENT" prepared by Seller and provided to Buyer on or before Closing. A draft of the Preliminary Settlement Statement will be prepared by Seller and provided to Buyer two (2) business days prior to Closing. The Preliminary Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section using the best information available at the Closing Date which amount shall be paid at Closing and is referred to as the "CLOSING AMOUNT." The Closing Amount shall be paid at Closing by wire transfer of immediately available funds in accordance with the wiring instructions set forth in Section 2.1. After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 12.1. For the purposes of this Agreement, the term "PROPERTY EXPENSES" shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, taxes (as defined and apportioned as of the Effective Time pursuant to Article 13), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America ("COPAS")that are attributable to the maintenance and operation of the Assets during the period in question. Seller and Buyer agree that the Purchase Price reflects the gas imbalance volumes attributable to the Wells that are set forth on EXHIBIT C. If the actual imbalance volumes as of the Effective Time are different than those set forth on Exhibit C, the Purchase Price will be adjusted in accordance with Sections 2.3.a.(vi) and 2.3.b.(v), as applicable and will be subject to adjustment and confirmation in connection with preparation of the Final Settlement Statement.

                  a. Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

                           (i)      An amount equal to all (x) Property
         Expenses, including prepaid expenses, attributable to the Assets for the period after the Effective Time through May 31, 2003 that are to be paid by Seller (all to be apportioned as of the Effective Time except as otherwise provided), including without limitation, prepaid insurance costs, prepaid utility charges, prepaid rentals, including lease rentals, and prepaid drilling and completion costs (to be apportioned as of the Effective Time based on drilling days), and (y) all other costs and expenses attributable to the ownership or operation of the Assets after the Effective Time that are paid by Seller, but in the case of both (x) and (y) excluding any administrative overhead charges by Seller or any of its affiliates. To the extent the actual Property Expenses or such other costs and expenses are not known at Closing, the adjustment will be made utilizing the estimate of Seller (based upon prior months history of expenses for the Assets where appropriate), after approval of such estimate by Buyer (with such approval not to be unreasonably withheld); provided, however, for all such Property Expenses and other costs and expenses for which Seller receives an upward adjustment to the Purchase Price which have not been paid at Closing, Seller shall be responsible for paying such Property Expenses and such other costs and expenses after Closing.

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                           (ii)     The proceeds of production attributable to
         the Assets occurring before the Effective Time and received by Buyer, net of royalties and taxes measured by production.

                           (iii) An amount equal to production from the Assets that occurred before the Effective Time but, because such production is in processing, had not been sold as of the Effective Time times the price for which production from the Assets was sold immediately prior to the Effective Time; and

                           (iv) To the extent that there are any pipelines imbalances, if the net of such imbalances is an overdelivery imbalance (that is, at the Effective Time, Seller has delivered more gas to the pipeline than the pipeline has redelivered for Seller), the Purchase Price shall be adjusted upward by the product of the price received by Seller for the month prior to the month in which the Effective Time occurs times the net overdelivery imbalance in MMbtus.

                           (v) An amount equal to the value, based upon the price received for Seller's share of any oil or condensate in tanks or storage facilities produced from or credited to the Leases, Fee Interests and Lands prior to the Effective Time based upon the saleable quantities in oil or condensate tanks or storage facilities as measured by and reflected in Seller's records.

                           (vi) To the extent that the gas imbalance quantities attributable to the Wells set forth on EXHIBIT C, in the aggregate, reflect less than the actual quantity of gas in MMbtus which Seller is entitled to take in excess of its fractional interest in the Wells as a result of underproduction by Seller from the Wells as of the Effective Time (such additional quantity of underproduced gas being the "ADDITIONAL UNDERPRODUCED GAS"), the Purchase Price shall be adjusted upward by an amount equal to the product of $2.00 times the Additional Underproduced Gas.

                           (vii) Any other amount provided in this Agreement or agreed upon by Seller and Buyer.

                  b. Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

                           (i) An amount equal to the Title Purchase Price Adjustment, as defined in Section 4.7;

                           (ii) An amount equal to the Environmental Purchase Price Adjustment as defined in Section 5.6;

                           (iii) The proceeds of production attributable to the Assets occurring on or after the Effective Time to be received by Seller attributable to the period from the Effective Time to May 31, 2003, net of royalties and taxes measured by production, provided that, to the extent the actual proceeds of production are not known at Closing, the adjustment will be made utilizing the estimate of Seller (based upon prior months history of production from the Assets where appropriate), after approval of such estimate by Buyer (with such approval not to be unreasonably withheld); provided, however, for all such proceeds of production for which Buyer receives a downward adjustment of the Purchase Price which have not been received by Seller at Closing, if following Closing, such proceeds are received by Buyer they shall be promptly paid over to Seller.

                           (iv) To the extent that there are any pipelines imbalances, if the net of such imbalances is an underdelivery imbalance (that is, at the Effective Time, Seller has delivered less gas to the pipeline than the pipeline has redelivered for Seller), the Purchase Price shall be adjusted downward by the product of the price received by Seller for the month prior to the month in which the Effective Time occurs times the net underdelivery balance in MMbtus;

                           (v) To the extent that the gas imbalance quantities attributable to the Wells set forth on Exhibit C, in the aggregate, reflect less than the actual quantities of gas in MMbtus which Seller is obligated to deliver in excess of its fractional interest in the wells as a result of overproduction by Seller from the Wells as of the Effective Time (such additional quantities of overproduced gas being the "ADDITIONAL OVERPRODUCED GAS"), the Purchase Price shall be adjusted downward by an amount equal to the product of $2.00 times the Additional Overproduced Gas;

                           (vi) An amount equal to the Seller Property Tax, as defined in Section 13.1;

                           (vii) Any other amount provided in this Agreement or agreed upon by Seller and Buyer.

         2.4 ALLOCATED VALUES The Purchase Price shall be allocated among the Assets as set forth in EXHIBIT D.

                                   ARTICLE 3
                            DUE DILIGENCE INSPECTION

         3.1 ACCESS TO RECORDS. Subject to the provisions of the Confidentiality Agreement dated March 20, 2003 between Seller and Buyer, upon the execution of this Agreement, Seller will disclose and make available to Buyer and its representatives at Seller's or Seller's agent's office and during Seller's normal business hours, all Records in Seller's possession relating to the Assets for the purpose of permitting Buyer to perform its due diligence review including, but not limited to, all well, leasehold, unit and title files and title opinions. Seller agrees to cooperate with Buyer in Buyer's efforts to obtain, at Buyer's sole expense, such additional information relating to the Assets as Buyer may reasonably desire. Buyer may inspect the Records only to the extent it may do so without violating any obligation, confidence or contractual commitment of Seller to a third party. Seller shall use reasonable efforts to obtain the necessary consents to allow Buyer's examination of any confidential information that is material to this transaction.

         3.2 NO REPRESENTATION OR WARRANTY. Seller makes no representation or warranty as to the accuracy or completeness of the records, files, data or information maintained by Seller and made available to Buyer. Buyer agrees that any conclusions drawn from such records, files, data or information shall be the result of its own independent review and judgment.

         3.3 ACCESS TO THE ASSETS AND INDEMNITY. Prior to Closing, Seller shall permit Buyer, and the officers, employees, agents and advisors of Buyer, to have reasonable access to the Assets pursuant to the terms of a Temporary Access Agreement to be executed between the parties, in the form attached herein as Exhibit K.

                                    ARTICLE 4
                                  TITLE MATTERS

         4.1 DEFENSIBLE TITLE. The term "DEFENSIBLE TITLE" means such title of Seller in and to the Assets that, subject to and except for the Permitted
Encumbrances: (i) entitles Seller to receive not less than the net revenue interest described on Exhibit A-2 ("NRI"); (ii) obligates Seller to bear costs and expenses relating to the Assets in an amount not greater than the working interest described on Exhibit A-2 ("WI") without a corresponding increase in the NRI; and (iii) is free and clear of liens, taxes, encumbrances, mortgages, claims and production payments and any defects in title that would create a material impairment of use and enjoyment of or loss of interest in the affected Asset.

         4.2 PERMITTED ENCUMBRANCES. The term "PERMITTED ENCUMBRANCES" shall mean:

                  a. Royalties, overriding royalties, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRIs below those set forth on Exhibit A-2.

                  b. Net profits interests in connection with those specific properties identified on Exhibit A-2 as being subject to any net profits interests;

                  c. Any required third-party consents to assignment of Leases and contracts (including the Material Agreements), and preferential purchase rights which shall be handled exclusively under Sections 4.10 and 4.11 below;

                  d. Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                  e. All rights to consent by, required notices to, filings with, or other actions by federal, state, local governmental entities or tribal entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

                  f. Rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

                  g. Easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railway and other easements and rights of way, on, over or in respect of any of the properties or any restriction on access thereto and that do not materially interfere with the operation of the affected property;

                  h. Materialmen's, mechanics', repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets (i) if they have not been filed pursuant to law and the time for filing them has expired, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith by appropriate action; provided that, in any event the payment of such liens and charges to the extent attributable to the period prior to the Effective Time shall remain the obligation of Seller;

                  i. Rights reserved to or vested in any municipality or governmental, statutory, public or tribal authority to control or regulate any of the Assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area;

                  j. Liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if due, being contested in good faith in the ordinary course of business;

                  k. The terms of the Material Agreements and any and all other agreements that are ordinary and customary in the oil, gas, sulfur and other mineral exploration, development or extraction business, or in the business of processing of gas and gas condensate for the extraction of products therefrom. For the avoidance of doubt, however, if the net cumulative effect of any such agreement operates to (i) reduce the NRI of a property described on Exhibit A-2 below the NRI for such property set forth on Exhibit A-2 or (ii) increase the WI of a property described on Exhibit A-2 above the WI for such property set forth on Exhibit A-2 without a corresponding increase in the NRI, such reduction in the NRI or increase in the WI shall be considered a Title Defect under Section 4.3;

                  l. Such Title Defects or other defects as Buyer may waive;

                  m. Mortgage, Deed of Trust, Security Agreement, Assignment of Production and Financing Statement from Williams Production RMT Company to Lehman Commercial Paper, Inc., as Administrative Agent, dated July 30, 2002, as subsequently amended or supplemented which will, as to the Assets, be released at Closing, as a condition of Closing;

                  n. Statutory liens securing the payment of production proceeds to persons entitled thereto not yet due or if due, being contested in good faith in the ordinary course of business.

         4.3 TITLE DEFECT. The term "TITLE DEFECT" means any encumbrance, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects:

                  a. Renders title to an Asset less than Defensible Title;
and/or

                  b. Reduces, impairs or prevents Buyer from receiving payment from the purchasers of production from an Asset;

         4.4 NOTICE OF TITLE DEFECTS. Buyer shall deliver to Seller a written "NOTICE OF TITLE DEFECTS" with respect to any Title Defect which is a Qualifying Title Defect (as defined below) promptly upon learning of same, but no later than May 23, 2003 , 5:00 p.m., Central Time. The Notice of Title Defects shall (i) describe the Title Defect, (ii) describe the basis of the Title Defect and (iii) describe Buyer's good faith estimate of the reduction in the Asset's Allocated Value caused by the Title Defect ("TITLE DEFECT VALUE"), and contain all calculations and documentation substantiating the existence of the Title Defect. Buyer will be deemed to have conclusively waived any Title Defect about which it fails to so notify Seller in writing prior to May 23, 2003 at 5:00 p.m. Central Time. Seller may contest the Title Defect or the Title Defect Value by so notifying Buyer. The agreement of Seller and Buyer (or, if applicable, the decision of the Title Arbiter) as to the Title Defect Value shall result in the "ACTUAL TITLE DEFECT VALUE".

         4.5 SELLER'S RIGHT TO CURE. Seller shall have the option, but not the obligation, to attempt to cure any Title Defects. Seller shall notify Buyer prior to Closing of its election to cure any Title Defect, and shall thereafter, provide to Buyer as soon as practicable prior to Closing evidence that any such Title Defect is cured.

         4.6 REMEDIES FOR TITLE DEFECTS. In the event that any Title Defect is not cured on or before Closing, Seller shall, at its sole election, elect one of the following by so notifying Buyer not later than two (2) business days prior to Closing (except for any Disputed Title Matters which are not resolved by May 30, 2003 which shall be governed by Section 4.8 below):

                  a. Credit Buyer with the amount of the Actual Title Defect Value for a Qualifying Title Defect, in which event the parties shall proceed to Closing and the Asset that is subject to such Title Defect shall be conveyed by Seller to Buyer subject to such Title Defect and Buyer shall pay to Seller the Purchase Price as so adjusted;

                  b. Retain the Asset subject to such Title Defect and reduce the Purchase Price by an amount equal to the Allocated Value of such Asset, in which event the parties shall proceed to Closing and the Asset that is subject to such Title Defect shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted.

         4.7      TITLE THRESHOLDS. Seller shall have no obligation under
Section 4.6 and there shall be no reduction to the Purchase Price under Sections 4.6.a or 4.6.b unless the Actual Title Defect Value as to any single Title Defect incident would exceed Ten Thousand Dollars ($10,000) ( a "QUALIFYING TITLE DEFECT"). For the purposes of application of the foregoing threshold, "single Title Defect incident" shall be a Title Defect applicable on a well by well or property by property basis. In addition, in no event shall there be a reduction to the Purchase Price under Sections 4.6.a and 4.6.b until such time as the total of these amounts for Qualifying Title Defects exceeds one percent (1%) of the Purchase Price (the "TITLE THRESHOLD AMOUNT"), and, in such event, the Purchase Price reductions shall exclude the Title Threshold Amount. The amount by which the total Purchase Price reductions under Section 4.6.a. and 4.6.b. exceed the Title Threshold Amount is the "TITLE PURCHASE PRICE ADJUSTMENT."

         4.8 TITLE DISPUTE RESOLUTION. (a) Seller and Buyer agree to resolve disputes concerning the following matters pursuant to this Section: (i) the existence and scope of a Title Defect, (ii) the Title Defect Value of that portion of the Asset affected by a Title Defect, (iii) the adequacy of Seller's Title Defect curative materials (the "DISPUTED TITLE MATTERS"). The parties agree to attempt to initially resolve all Disputed Title Matters through good faith negotiations. If the parties cannot resolve such disputes by May 30, 2003, the Disputed Title Matters shall be finally determined pursuant to Section 4.8(b) by a mutually agreeable law firm(s) (the "TITLE ARBITER"), taking into account the factors set forth in this Agreement. In such event, the Closing shall not be delayed due to such unresolved Disputed Title Matters and the Assets subject to such unresolved Disputed Title Matters shall be assigned and transferred to Buyer at Closing without any reduction to the Purchase Price.

         (b) For any Disputed Title Matters not resolved by May 30, 2003, Buyer and Seller shall, on or before June 11, 2003, present their respective positions in writing to the Title Arbiter, together with such evidence as each party deems appropriate. The Arbiter shall be instructed to resolve the dispute through a final decision by June 30, 2003. The costs incurred in employing the Arbiter shall be borne equally by Seller and Buyer. The Title Arbiter's final decision shall be binding on the parties. Within five (5) business days following Seller's receipt of the Title Arbiter's final written decision, Seller shall, subject to Section 4.8(c) and at its sole election, elect one of the following with respect to the Asset that is the subject of such decision of the Title Arbiter by so notifying Buyer:

                  (i.)     Pay to Buyer, within three (3) days of such election,
         the amount of the Actual Title Defect Value determined in the Title Arbiter's decision for the Qualifying Title Defect which was the subject of such decision, in which event, upon such payment, Seller shall have no further obligation or liability relating to such Qualifying Title Defect or

                  (ii.)    Have Buyer reconvey to Seller the interest in the
         Asset acquired by Buyer (including a special warranty from Buyer) to which the Qualifying Title Defect pertains which was the subject of the Title Arbiter's decision and concurrent with such reconveyance Seller shall pay to Buyer the Allocated Value of such Asset. Such reconveyance shall occur within three (3) days of Buyer's receipt of Seller's election notice, but shall be effective as of the Effective Time.

         (c) Notwithstanding the other provisions of this Section 4.8, Seller shall not be obligated to elect either of the remedies set forth in
Section 4.8(b) above for any Disputed Title Matter unless the Title Arbiter finds such Disputed Title Matter to be a Qualifying Title Defect, and then only to the extent the sum of all Actual Title Defect Values of all Qualifying Title Defects established before and after Closing exceeds the Title Threshold Amount. If the sum of all Actual Title Defect Values of all Qualifying Title Defects does not exceed the Title Threshold Amount, then Buyer shall retain the interests in the Assets subject to all Title Defects and Seller shall have no further obligation or liability relating to any Title Defects. If the sum of all Actual Title Defect Values of all Qualifying Title Defects exceeds the Title Threshold Amount, then (i) Seller shall only be obligated to elect the remedies set forth in Section 4.8(b) for that portion of such sum of all Actual Title Defect Values in excess of the Title Threshold Amount and (ii) Buyer shall retain the interests in the Assets subject to all Qualifying Title Defects the sum of whose Actual Title Defect Values is less than or equal to the Title Threshold Amount and Seller shall have no further obligation or liability relating to all such Qualifying Title Defects.

         4.9 DEPLETION AND DEPRECIATION OF PERSONAL PROPERTY. Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until Closing for production of oil, gas and/or other hydrocarbons through depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear.

         4.10 CONSENTS. Seller shall use reasonable efforts to obtain all required consents to assignment of Leases and contracts (including the Material Agreements). If Buyer discovers properties for which consents to assign are applicable during the course of Buyer's due diligence activities, Buyer shall notify Seller immediately and Seller shall use reasonable efforts to obtain such consents prior to Closing. Except for consents and approvals which are customarily obtained post-Closing (including without limitation federal, state or other governmental approvals) and those consents which would not invalidate the conveyance of the Assets, if a necessary consent to assign any Asset has not been obtained as of the Closing, then (i) the portion of the Assets for which such consent has not been obtained shall be included with the Assets at the Closing, and the Purchase Price for that Asset shall be included in the Preliminary Settlement Statement, (ii) Seller shall employ reasonable efforts to obtain such consent as promptly as possible following Closing, and (iii) if such consent has not been obtained as of the Final Settlement Date, unless the Seller and Buyer otherwise mutually agree in writing, the Allocated Value of the Asset shall be a downward adjustment to the Purchase Price on the Final Settlement Statement and Buyer shall reassign such Asset to Seller, effective as of the Effective Time. Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing assurances of reasonable financial conditions.

         4.11 PREFERENTIAL PURCHASE RIGHTS. Seller shall send notice of this Agreement to all persons holding preferential purchase rights in any portion of the Assets offering to sell to each such person that portion of the Assets for which such a preferential right is held for an amount equal to the Allocated Values of such Assets and subject to all other applicable terms and conditions of this Agreement. If, prior to Closing, any person asserting a preferential purchase right notifies Seller that it intends to consummate the purchase of that portion of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement, then such Assets shall be excluded from the Assets identified in this Agreement and the Purchase Price shall be reduced by the Allocated Values of such Assets. However, at Seller's option, if the holder of such preferential right has not purchased such Assets prior to the Closing Date, then Seller shall promptly so notify Buyer, and Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Assets to which the preferential purchase right was asserted for the Allocated Values of such Assets. If Seller does not sell to Buyer such Assets because of the exercise of such preferential right and the sale of such Assets to such preferential right holder has not been consummated within sixty (60) days of Closing, such Assets shall be sold by Seller and purchased by Buyer at the Allocated Value for such Assets as of the Effective Time. All Assets for which a person asserting a preferential purchase right has not notified Seller that it intends to consummate the purchase of that portion of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement prior to Closing, shall also be sold to, and purchased by, Buyer at Closing pursuant to the provisions of this Agreement at the Allocated Values for such Assets. For any Assets so transferred to Buyer, whether at Closing or thereafter, Buyer shall perform all valid preferential purchase right obligations, if any, of Seller relating to such holders and Buyer shall be entitled to receive (and Seller hereby assigns to Buyer all of Seller's rights to) all proceeds received from such holders in connection with such preferential purchase rights. Buyer assumes all risk, liability and obligations, and shall defend, indemnify, and hold harmless Seller from and against all Losses (as defined in Section 14.4), which arise from or in connection with any Assets transferred to Buyer pursuant to this Section.

         4.12 CASUALTY LOSS. Prior to Closing, if any of the Assets is destroyed by fire or other casualty or if any of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain ("CASUALTY LOSS"), Buyer shall not be obligated to purchase such Asset if it provides written notice to Seller prior to Closing of Buyer's election not to purchase such Asset. If Buyer so elects not to purchase such Asset, the Purchase Price shall be adjusted as agreed to by Buyer and Seller. If Buyer elects to purchase such Asset, the Purchase Price shall be reduced by the estimated cost to repair such Asset (with equipment of similar utility) as agreed to by Buyer and Seller (the reduction being the "NET CASUALTY LOSS"). The Net Casualty Loss shall not, however, exceed the Allocated Value of such Asset. Seller, at its sole option, may elect to cure such Casualty Loss. Notwithstanding the other provisions of this Section 4.12, if Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility, or replace any real property with real property of similar nature and kind if such real property is acceptable to Buyer. If Seller elects to cure the Casualty Loss, the Asset subject to such Casualty Loss shall be purchased by Buyer and there shall be no adjustment to the Purchase Price.

                                   ARTICLE 5
                              ENVIRONMENTAL MATTERS

         5.1 DEFINITIONS. For the purposes of the Agreement, the following terms shall have the following meanings:

         "ENVIRONMENTAL DEFECT" means a condition in, on or under the Assets (including, without limitation, air, land, soil, surface and subsurface strata, surface water, ground water, or sediments) that causes an Asset to be in violation of an Environmental Law or a condition that can reasonably be expected to give rise to costs or liability under applicable Environmental Laws. NORM (defined in Section 5.2), contaminated pipe, meters, tubing and wellheads shall not be an Environmental Defect.

         "ENVIRONMENTAL DEFECT VALUE" means the cost to Remediate an Environmental Defect. The Environmental Defect Value shall be limited to the value of the most cost effective means to achieve the Remediation required by applicable federal, state or local law or other governmental or judicial directive and not for any other cost.

         "ENVIRONMENTAL LAW" means any statute, rule, regulation, code or order, issued by any federal, state, or local governmental entity in effect on or before the Effective Time (collectively, "LAWS") relating to the protection of the environment or the release or disposal of waste materials.

         "REMEDIATION" or "REMEDIATE" means actions taken to correct an Environmental Defect and "REMEDIATION COSTS" means the actual, or good faith estimates of the, costs to conduct such Remediation.

         5.2 SPILLS AND NORM. Buyer acknowledges that in the past there may have been spills of wastes, crude oil, condensate, produced water, or other materials (including, without limitation, any toxic, hazardous or extremely hazardous substances) onto or from the Assets or the Lands. In addition, some production equipment may contain asbestos and/or Naturally Occurring Radioactive Material ("NORM"). In this regard Buyer expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, that said wells, materials and equipment located on the Lands or included in the Assets described herein may contain NORM and that NORM-containing material may have been buried or otherwise disposed of on the Lands. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of asbestos or NORM from the Assets and Lands where such material may be found and that Buyer assumes all liability for or in connection with the assessment, containment, removal, remediation, transportation and disposal of any such materials, in accordance with all past, present and future applicable laws, rules, regulations and other requirements of any governmental or judicial entities having jurisdiction and also with the terms and conditions of all applicable leases and other contracts.

         5.3 ENVIRONMENTAL ASSESSMENT. Prior to Closing, Buyer may conduct an on-site inspection, environmental assessment and compliance audit of the Assets (an "ENVIRONMENTAL ASSESSMENT") at Buyer's cost and expense. Such Environmental Assessment shall be conducted in accordance with the Temporary Access Agreement between Buyer and Seller of even date herewith (the "TEMPORARY ACCESS AGREEMENT"). Seller shall provide Buyer with access to the Assets and shall make available to Buyer all present personnel who would reasonably be expected to have knowledge or information regarding the environmental status or condition of the Assets, all in accordance with the Temporary Access Agreement. Buyer shall provide Seller five (5) days prior written notice of any proposed environmental inspections and tests, including the scope of same, and Buyer shall give Seller the opportunity to participate in all such inspections and tests. Buyer shall promptly provide Seller, at no cost to Seller, all reports and other written documentation pertaining to all such environmental inspections and tests, provided that all such reports and documentation shall be deemed to be confidential and subject to the Confidentiality Agreement dated March 20, 2003 between Seller and Buyer and the Temporary Access Agreement. Buyer agrees to release, indemnify, defend, and hold harmless Seller against all Losses (as defined in Section 14.4) arising from or related to the activities of Buyer, its employees, agents, contractors and other representatives in connection with Buyer's Environmental Assessment regardless of the negligence or strict liability of Seller.

         5.4 NOTICE OF ENVIRONMENTAL DEFECTS. Buyer shall deliver to Seller a written "NOTICE OF ENVIRONMENTAL DEFECTS" with respect to any Environmental Defect which is a Qualifying Environmental Defect promptly upon learning of same but in any event no later than May 23, 2003, 5:00 p.m., Central Time. The Notice of Environmental Defects shall (i) describe the Environmental Defect, (ii) provide evidence of the Environmental Defect and all documentation in Buyer's possession pertaining to such Environmental Defect and, (iii) describe Buyer's good faith estimate of the Remediation Costs associated with the Environmental Defect.

Buyer will be deemed to have conclusively waived any Environmental Defect for which it fails to provide Seller a Notice of Environmental Defects prior to May 23, 2003 at 5:00 p.m., Central Time. Seller may contest the existence and scope of the Environmental Defect or the Environmental Defect Value by so notifying Buyer. The agreement of Seller and Buyer (or, if applicable, the decision of the Environmental Arbiter) as to the Environmental Defect Value shall result in the "ACTUAL ENVIRONMENTAL DEFECT VALUE".

         5.5 REMEDIES FOR ENVIRONMENTAL DEFECTS. Upon the receipt by Seller of notice from Buyer pursuant to Section 5.4 of any Environmental Defect, Seller shall have the option, but not the obligation, to attempt to Remediate any Environmental Defect. In the event that any such Environmental Defect has not been Remediated by Seller such that the applicable Asset(s) will not be brought into compliance with the applicable Environmental Laws on or before Closing, Seller shall, at its sole election, elect one of the following by so notifying Buyer not later than two (2) business days prior to Closing (except for any Disputed Environmental Matters which are not resolved by May 30, 2003 which shall be governed by Section 5.7 below):

                  a. Credit Buyer with the amount of the Actual Environmental Defect Value for a Qualifying Environmental Defect, in which event the parties shall proceed to Closing and the Asset that is subject to such Environmental Defect shall be conveyed by Seller to Buyer subject to such Environmental Defect and Buyer shall pay to Seller the Purchase Price as so adjusted; or

                  b. Retain the Asset subject to such Environmental Defect and reduce the Purchase Price by an amount equal to the Allocated Value of such Asset, in which event the parties shall proceed to Closing and the Asset that is subject to such Environmental Defect shall be retained by Seller and Buyer shall pay to Seller the Purchase Price as so adjusted.

         5.6 ENVIRONMENTAL THRESHOLDS. Seller shall have no obligation and there shall be no reduction to the Purchase Price under Sections 5.5.a or 5.5.b unless Seller's share of the Actual Environmental Defect Value as to any single Environmental Defect incident would exceed Ten Thousand Dollars ($10,000) ( a "QUALIFYING ENVIRONMENTAL DEFECT"). For the purposes of application of the foregoing threshold, "single Environmental Defect incident" shall be an Environmental Defect applicable on a well by well or property by property basis. In addition, there shall be no reduction to the Purchase Price under Sections 5.5.a or 5.5.b until such time as Seller's share of the total of these amounts for Qualifying Environmental Defects exceeds one percent (1%) of the Purchase Price (the "ENVIRONMENTAL THRESHOLD AMOUNT") , and, in such event, the Purchase Price reductions shall exclude the Environmental Threshold Amount. The amount by which the total Purchase Price reductions under Sections 5.5.a and 5.5.b exceed the Environmental Threshold Amount is the "ENVIRONMENTAL PURCHASE PRICE ADJUSTMENT."

         5.7 ENVIRONMENTAL DISPUTE RESOLUTION. (a) The parties agree to resolve disputes concerning the following matters pursuant to this Section: (i) the existence and scope of an Environmental Defect, (ii) the Environmental Defect Value of an Environmental Defect and Seller's share of same and (iii) the effectiveness of Seller's Remediation (the "DISPUTED ENVIRONMENTAL MATTERS"). The parties agree to attempt to initially resolve all Disputed Environmental Matters through good faith negotiations. If the parties cannot resolve such disputes by May 30, 2003, the Disputed Environmental Matters shall be finally determined pursuant to Section 5.7(b) by a mutually agreeable environmental consulting firm(s) (the

"ENVIRONMENTAL ARBITER"), taking into account the factors set forth in this Agreement. The Closing shall not be delayed due to such unresolved Disputed Environmental Matters and the Assets subject to such unresolved Disputed Environmental Matters shall be assigned and transferred to Buyer at Closing without any reduction to the Purchase Price.

         (b) For any Disputed Environmental Matters not resolved by May 30, 2003, Buyer and Seller shall, on or before June 11, 2003, present their respective positions in writing to the Environmental Arbiter, together with such evidence as each party deems appropriate. The Environmental Arbiter, shall be instructed to resolve the dispute through a final decision by June 30, 2003. The costs incurred in employing the Environmental Arbiter shall be borne equally by Seller and Buyer. The Environmental Arbiter's final decision shall be binding upon the parties. Within five (5) business days following Seller's receipt of the Environmental Arbiter's final written decision, Seller shall, subject to
Section 5.7(c) and at its sole election, elect one of the following with respect to the Asset that is the subject of such decision of the Environmental Arbiter by so notifying Buyer:

                  (i.)     Pay to Buyer, within three (3) days of such election,
         the amount of Seller's share of the Actual Environmental Defect Value determined in the Environmental Arbiter's decision for the Qualifying Environmental Defect which was the subject of such decision, in which event Seller shall have no further obligation or liability relating to such Qualifying Environmental Defect or

                  (ii.)    Have Buyer reconvey to Seller the interest in the
         Asset acquired by Buyer (including a special warranty from Buyer) to which the Qualifying Environmental Defect pertains which was the subject of the Environmental Arbiter's decision and concurrent with such reconveyance Seller shall pay to Buyer the Allocated Value of such Asset. Such reconveyance shall occur within three (3) days of Buyer's receipt of Seller's election notice, but shall be effective as of the Effective Time.

         (c) Notwithstanding the other provisions of this Section 5.7, Seller shall not be obligated to elect either of the remedies set forth in
Section 5.7(b) above for any Disputed Environmental Matter unless the Environmental Arbiter finds such Disputed Environmental Matter to be a Qualifying Environmental Defect, and then only to the extent the sum of Seller's share of all Actual Environmental Defect Values of all Qualifying Environmental Defects established before and after Closing exceeds the Environmental Threshold Amount. If the sum of Seller's share of all Actual Environmental Defect Values of all Qualifying Environmental Defects does not exceed the Environmental Threshold Amount, then Buyer shall retain the interests in the Assets subject to all Environmental Defects and Seller shall have no further obligation or liability relating to any Environmental Defects. If the sum of Seller's share of all Actual Environmental Defect Values of all Qualifying Environmental Defects exceeds the Environmental Threshold Amount, then (i) Seller shall only be obligated to elect the remedies set forth in Section 5.7(b) for that portion of such sum of Seller's share of all Actual Environmental Defect Values in excess of the Environmental Threshold Amount and (ii) Buyer shall retain the interests in the Assets subject to all Qualifying Environmental Defects the sum of Seller's share of the Actual Environmental Defect Values of which is less than or equal to the Environmental Threshold Amount and Seller shall have no further obligation or liability relating to all such Qualifying Environmental Defects.

         5.8 "AS IS, WHERE IS" PURCHASE. Buyer shall acquire the Assets (including Assets for which a notice was given under Section 5.4 above) in an "AS IS, WHERE IS" condition and shall assume all risks that the Assets may contain waste materials (whether toxic, hazardous, extremely hazardous or otherwise) or other adverse physical conditions, including, but not limited to, the presence of unknown abandoned oil and gas wells, water wells, sumps, pits, pipelines or other waste or spill sites which may not have been revealed by Buyer's investigation. On and after the Effective Time, all responsibility and liability related to all such conditions, whether known or unknown, fixed or contingent, will be transferred from Seller to Buyer.

         5.9 DISPOSAL OF MATERIALS, SUBSTANCES AND WASTES. Buyer shall properly handle, remove, transport and dispose of any material, substance or waste (whether toxic, hazardous, extremely hazardous or otherwise) from the Assets or Lands (including, but not limited to, produced water, drilling fluids and other associated wastes), whether present before or after the Effective Time, in accordance with applicable local, state and federal laws and regulations. Buyer shall keep records of the types, amounts and location of materials, substances and wastes which are transported, handled, discharged, released or disposed onsite and offsite. When and if any Lease is terminated, Buyer shall take whatever additional testing, assessment, closure, reporting or remedial action with respect to the Assets or Lands as is necessary to meet any local, state, federal or tribal requirements directed at protecting human health or the environment in effect at that time.

         5.10     BUYER'S INDEMNITY.

                  a. Upon Closing, Buyer shall indemnify, hold harmless, release and defend Seller from and against all damages, losses, claims, demands, causes of action, judgments and other costs (including but not limited to any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought by any and all persons and any agency or other body of federal, state, local, or tribal government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, whether created or existing before, on or after the Effective Time, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on, under or from the Assets or the Lands.

                  b. Buyer's indemnification obligations shall extend to and include, but not be limited to (i) the negligence or other fault of Seller, Buyer and third parties, whether such negligence is active or passive, gross, joint, sole or concurrent, (ii) Seller's or Buyer's strict liability, and (iii) Seller's or Buyer's liabilities or obligations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 466 et seq.), the Safe Drinking Water Act (14 U.S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. Sections. 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601-2629), the Clean Air Act (42 U.S.C. Section 7401 et seq.)

as amended, the Clean Air Act Amendments of 1990 and all state and local laws and any replacement or successor legislation or regulation thereto. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this Section shall control over any conflicting or contradicting terms or provisions contained in this Agreement.

                                   ARTICLE 6
                     SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller makes the following representations and warranties as of the date of this Agreement:

         6.1 EXISTENCE. Seller is a corporation duly organized and validly existing under the laws of the State of Delaware.

         6.2 POWER. Seller has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Seller at Closing, and to perform its obligations under this Agreement and under such documents. To Seller's knowledge (except for any consents which are the subject of Section
4.10 or which are customarily obtained after Closing), the consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Seller at Closing will not violate, nor be in conflict with, (i) any provision of Seller's organizational or governing documents, (ii) any agreement or instrument to which Seller is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller.

         6.3 AUTHORIZATION. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Seller at Closing and the contemplated transaction has been duly and validly authorized by approval of Seller's Board of Directors, and any other requisite corporate and shareholder action on the part of Seller.

         6.4 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller will be duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

         6.5 LIABILITIES FOR BROKERS' FEES. Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transaction contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

         6.6      LITIGATION. To Seller's knowledge, except as set forth on
Schedule 6.6, (i) there is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Seller's knowledge, threatened, against Seller before any governmental authority that impedes or is likely to impede Seller's ability to consummate the transaction contemplated by this Agreement and to assume the liabilities to be assumed by Seller under this Agreement, and
(ii) there is no litigation pending to which Seller is a party involving the Assets. .

         6.7      LIENS. To Seller's knowledge, except as set forth on Schedule
6.7 and except for Permitted Encumbrances, the Assets are free and clear of all liens.

         6.8 TAXES. To Seller's knowledge, all taxes and assessments pertaining to the Assets based on or measured by the ownership of property for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid. All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Assets have been properly paid, unless contested in good-faith by appropriate proceeding.

         6.9 PLAINS PETROLEUM GATHERING COMPANY. Plains Petroleum Gathering Company is a corporation duly organized and validly existing under the Laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted. Seller is beneficial and legal owner of the Shares. Upon transfer of the Shares to Buyer at the Closing, Buyer will own the Shares free and clear of any liens or encumbrances, except for (i) any lien or encumbrance created by or through Buyer, (ii) the provisions of Plains Petroleum's Articles of Incorporation and By-Laws and (iii) any restriction on transferability of the Shares arising under applicable securities Laws.

         6.10 ASSETS OF PLAINS PETROLEUM GATHERING COMPANY. To Seller's knowledge, except as set forth on Schedule 6.10 and except for Permitted Encumbrances, the assets and equipment of Plains Petroleum Gathering Company are free and clear of any liens, taxes, encumbrances, mortgages or claims of any third party or governmental authorities.

         6.11 ENVIRONMENTAL ORDERS. To Seller's knowledge, except as set forth on Schedule 6.11, there are no written orders, decrees or judgments issued by governmental authorities against Seller, or written agreements between Seller and any governmental authorities, with respect to the Assets regarding previous violations of Environmental Law which (i) specifically relate to the future use of the Assets, or (ii) specifically require any remediation activities with respect to the Assets other than such orders, decrees or judgments that relate to the oil and gas business in general.

         6.12 LEASES. To Seller's knowledge, except as set forth on Schedule 6.12, Seller has not received written notice of any material default or claimed material default under the terms and provisions of any of the Leases or the Material Agreements, that could reasonably result in termination or cancellation of any of the Leases or the Material Agreements.

                                   ARTICLE 7
                     BUYER'S REPRESENTATIONS AND WARRANTIES

         Buyer makes the following representations and warranties as of the date of this Agreement:

         7.1 EXISTENCE. Buyer is a corporation, duly organized, validly existing and formed under the laws of the State of Delaware, and Buyer is duly qualified and in good standing in the States of Kansas, Colorado and New Mexico.

         7.2 POWER AND AUTHORITY. Buyer has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and each of the documents contemplated to be executed by Buyer at Closing, and to perform its obligations under this Agreement and under such documents. The consummation of the transaction contemplated by this Agreement and each of the documents contemplated to be executed by Buyer at Closing will not violate, nor be in conflict with, (i) any provision of Buyer's organizational or governing documents, (ii) any agreement or instrument to which Buyer is a party or is bound, or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

         7.3 AUTHORIZATION. The execution, delivery and performance of this Agreement and each of the documents contemplated to be executed by Buyer at Closing and the contemplated transaction has been duly and validly authorized by approval of Buyer's Board of Directors and any other requisite action on the part of Buyer.

         7.4 EXECUTION AND DELIVERY. This Agreement has been duly executed and delivered on behalf of Buyer, and at the Closing all documents and instruments required hereunder to be executed and delivered by Buyer will be duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

         7.5 LIABILITIES FOR BROKERS' FEES. Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transaction contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

         7.6 LITIGATION. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer's knowledge, threatened in writing, against Buyer before any governmental authority that impedes or is likely to impede Buyer's ability to consummate the transactions contemplated by this Agreement and to assume the liabilities to be assumed by Buyer under this Agreement.

         7.7 INDEPENDENT EVALUATION. Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer has been advised by and has relied solely upon its own expertise and its own legal, tax, reservoir engineering and other professional counsel, concerning this transaction, the Assets and the value thereof.

         7.8 QUALIFICATION. Buyer is now or at Closing will be and thereafter will continue to be qualified to own and operate the Assets (including any oil and gas lease that constitutes part of the Assets), including meeting all bonding requirements.

         7.9 FUNDS. Buyer has commenced making arrangements to have available by the Closing Date, and will by the Closing Date have available sufficient funds to enable Buyer to pay in full the Purchase Price and otherwise perform its obligations under this Agreement.

                                   ARTICLE 8
                            COVENANTS AND AGREEMENTS

         8.1 COVENANTS AND AGREEMENTS. As to the period of time from the execution hereof until Closing, Seller and Buyer agree as follows:

                  a. Operation Prior to Closing. Except as otherwise consented to in writing by Buyer or provided in this Agreement, from the date of execution hereof to the Closing, Seller shall maintain and operate the Assets in a good and workmanlike manner in accordance with Seller's past practices. Subject to the provisions of Section 2.3, Seller shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. To the extent Seller receives written AFEs or actual notice of such, Seller shall notify Buyer of ongoing activities and major capital expenditures in excess of $25,000 per activity net to Seller's interest conducted on the Assets and shall consult with Buyer regarding all such matters and operations.

                  b. Restriction on Operations. Subject to Section 8.1.a., unless Seller obtains the prior written consent of Buyer to act otherwise, Seller will use good-faith efforts within the constraints of the applicable operating agreements and other applicable agreements not to (i) abandon any part of the Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms or if not capable of production in paying quantities), (ii) except for capital projects which are deemed to be approved, approve any operations on the Assets anticipated in any instance to cost the owner of the Assets more than $25,000 per activity net to Seller's interest (excepting emergency operations, operations required under presently existing contractual obligations, ongoing commitments under existing AFEs and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order), (iii) convey or dispose of any part of the Assets (other than replacement of equipment or sale of oil, gas, and other liquid products produced from the Assets in the regular course of business) or enter into any farmout, farmin or other similar contract affecting the Assets (iv) let lapse any insurance now in force with respect to the Assets, or (v) materially modify or terminate any contract included in the Assets.

                  c. Legal Status. Seller and Buyer shall use all reasonable efforts to maintain their respective legal statuses from the date hereof until the Final Settlement Date and to assure that as of the Closing Date they will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated hereby.

                  d. Notices of Claims. Seller shall promptly notify Buyer and Buyer shall promptly notify Seller, if, between the date hereof and the Closing Date, Seller or Buyer, as the case may be, receives notice of any claim, suit, action or other proceeding of the type referred to in Sections 6.6 and 7.6.

                  e. Compliance with Laws. During the period from the date of this Agreement to the Closing Date, Seller shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership and operation of the Assets.

                  f. Government Reviews and Filings. Before and after the Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to and conduct negotiations with each governmental agency as required to consummate the transaction contemplated hereby. Each party shall make any governmental filings occasioned by its ownership or structure. Buyer shall make all filings after the Closing at its expense with governmental agencies necessary to transfer title to the Assets or to comply with laws and shall indemnify and hold harmless Seller from and against all claims, costs, expenses, liabilities and actions arising out of Buyer's holding of such title after the Closing and prior to the securing of any necessary governmental approvals of the transfer.

                  g. Confidentiality. Confidentiality is governed by the terms of the Confidentiality Agreement dated March 20, 2003 between Seller and Buyer and Section 15.6 of this Agreement. The terms of the Confidentiality Agreement dated March 20, 2003 between Seller and Buyer shall survive termination of this Agreement pursuant to Article 10 for the term set forth in the Confidentiality Agreement.

                  h. Supplementing Schedules. Seller may, from time to time, by written notice to Buyer at any time prior to the Closing Date, supplement or amend the Schedules to this Agreement to correct any matter that would constitute a breach of any representation or warranty of Seller contained herein, but only to the extent that the matter which is the subject of such supplement or amendment is included in the Retained Liabilities (as defined in Section 14.2).

                                   ARTICLE 9
                              CONDITIONS TO CLOSING

         9.1 SELLER'S CONDITIONS. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to Closing of the following conditions precedent:

                  a. Representations, Warranties and Covenants. All representations and warranties of Buyer contained in Article 7 of this Agreement shall be true and correct in all material respects on and as of the Closing, and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects; provided, however, if all conditions to Seller's obligation to close the transaction contemplated hereunder have been satisfied except for the conditions set forth in this Section 9.1.a., Seller shall be obligated to close the transaction contemplated hereunder unless the total of (i) all expected Losses to Seller due to breaches of such representations and warranties of Buyer, (ii) all expected Losses to Seller due to nonperformance and failure to satisfy such covenants and agreements by Buyer and (iii) the Title Purchase Price Adjustment and the Environmental Purchase Price Adjustment collectively exceed ten percent (10%) of the Purchase Price.

                  b. Closing Documents. Buyer shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Article 11 of this Agreement prior to or on the Closing Date.

                  c. No Action. No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing or seeks to recover damages from Seller resulting therefrom.

         9.2 BUYER'S CONDITIONS. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction on or prior to the Closing of the following conditions precedent:

                  a. Representations, Warranties and Covenants. The representations and warranties of Seller contained in Article 6 of this Agreement shall be true and correct in all material respects on and as of the Closing Date, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects; provided, however, if all conditions to Buyer's obligation to close the transaction contemplated hereunder have been satisfied except for the conditions set forth in this Section 9.2.a., Buyer shall be obligated to close the transaction contemplated hereunder unless the total of (i) all expected Losses to Buyer due to breaches of representations and warranties of Seller, (ii) all expected Losses to Buyer due to nonperformance and failure to satisfy such covenants and agreements by Seller and (iii) the Title Purchase Price Adjustment and the Environmental Purchase Price Adjustment collectively exceed ten percent (10%) of the Purchase Price;

                  b. Closing Documents. Seller shall have executed and delivered the documents which are contemplated to be executed and delivered by it pursuant to Article 11 of this Agreement prior to or on the Closing Date;

                  c. No Action. No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing or seeks to recover damages from Buyer resulting therefrom.

         9.3 ESCROW ACCOUNT. If Closing would not occur, but for the language commencing with the phrase "provided, however," at the end of Section 9.2.a., then a portion of the Purchase Price equal to the expected Losses to Buyer due to (i) the breaches of representations and warranties of Seller contained in Article 6 of this Agreement and (ii) nonperformance and failure to satisfy the covenants and agreements of Seller specified in Section 9.2.a. above, shall be placed into an interest bearing escrow account at Closing with a mutually agreeable, nationally recognized and financially sound banking institution until the issue of any such breaches, nonperformance or failure to satisfy are finally resolved (provided if there is more than one such claimed breach, nonperformance or failure to satisfy, the amount in escrow for each such breach, nonperformance or failure to satisfy (together with interest earned under such escrow) shall be released from escrow to the party entitled thereto upon the final resolution of such breach, nonperformance or failure to satisfy).

                                   ARTICLE 10
                      RIGHT OF TERMINATION AND ABANDONMENT

         10.1 TERMINATION. This Agreement may be terminated in accordance with the following provisions:

                  a. by Seller if the conditions set forth in Section 9.1 are not satisfied, through no fault of Seller, or waived by Seller in writing, as of the Closing Date and Seller is not obligated to close the transaction contemplated hereunder as set forth in Section 9.1.a.; or

                  b. by Buyer if the conditions set forth in Section 9.2 are not satisfied, through no fault of Buyer, or waived by Buyer in writing, as of the Closing Date and Buyer is not obligated to close the transaction contemplated hereunder as set forth in Section 9.2.a.

                  c. by Seller or Buyer if the aggregate of the Title Purchase Price Adjustment and the Environmental Purchase Price Adjustment exceeds ten 10% of the Purchase Price.

         10.2     LIABILITIES UPON TERMINATION.

                  a. Buyer's Default. If the transactions contemplated by this Agreement are not consummated on or before the date specified in Section
11.1 by reason of Buyer's wrongful failure to tender performance at Closing, and if Seller is not in material default under the terms of this Agreement and is ready, willing and able to Close, Seller shall be entitled, at Seller's election, to (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and retain the Deposit, and any accrued interest.

                  b. Seller's Default. If the transactions contemplated by this Agreement are not consummated on or before the date specified in Section
11.1 by reason of Seller's wrongful failure to tender performance at Closing and if Buyer is not in material default under this Agreement and is ready, willing and able to Close, Buyer shall be entitled to either (i) terminate this Agreement and receive a prompt refund from Seller of the Deposit (without interest); or (ii) enforce specific performance of this Agreement.

                  c. Other Termination. If Seller and Buyer agree to terminate this Agreement, each party shall release the other party from any and all liability for termination of this Agreement, and Seller shall refund the Deposit without interest.

                                   ARTICLE 11
                                    CLOSING

         11.1 DATE OF CLOSING. The closing of the transaction contemplated by this Agreement ("CLOSING" or "CLOSING DATE") shall be held on or before June 6, 2003 at Seller's office in Tulsa, Oklahoma , at 8:30 a.m. or at such other time and place as the parties may agree in writing.

         11.2 CLOSING OBLIGATIONS. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

                  a. Assignment. Seller and Buyer shall execute, acknowledge and deliver to Buyer an Assignment and Bill of Sale of the Assets effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) (i) substantially in the form of Exhibit E with no warranty of title other than a special warranty of title, by, through and under Seller with respect to the period from the Effective Time through the Closing, and with no warranties, express or implied, as to the personal property, fixtures or condition of the Assets which are conveyed "as is, where is;" (ii) such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal governmental regulations; and (iii) an Assignment and Assumption Agreement in the form of Exhibit F under which Seller assigns various contractual interests included in the Assets and under which Buyer assumes the obligations thereunder in accordance with the terms of this Agreement.

                  b. Release of Lehman Mortgage. Seller shall deliver to Buyer a recordable release by Lehman Commercial Paper, Inc., as Administrative Agent, of Mortgage, Deed of Trust, Security Agreement, Assignment of Production and Financing Statement from Williams Production RMT Company to Lehman Commercial Paper, Inc., as Administrative Agent, dated July 30, 2002, as supplemented or amended, with respect to the Assets.

                  c. Preliminary Settlement Statement. Seller shall deliver to Buyer, and Seller and Buyer shall execute, the Preliminary Settlement Statement.

                  d. Purchase Price. Buyer shall deliver to Seller the Closing Amount by wire transfer of immediately available funds.

                  e. Letters in Lieu, etc. Seller and Buyer shall execute and deliver all necessary letters in lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after May 31, 2003. Likewise, Seller shall execute and deliver to Buyer letters to the operators of the Assets, notifying of the change of ownership, as well as all required change of operator forms (on those properties operated by Seller) to be filed with any governmental agencies having authority over the Assets; provided, however, Seller makes no representation or guaranty that Buyer shall be able to retain operator status on any of the properties included in the Assets which are operated by Seller.

                  f. Seller's Officer's Certificate. Seller shall execute and deliver to Buyer an officer's certificate in form and substance similar to EXHIBIT G, stating that all conditions precedent to Closing have been satisfied.

                  g. Buyer's Officer's Certificate. Buyer shall execute and deliver to Seller an officer's certificate in form and substance similar to EXHIBIT H, stating that all conditions precedent to Closing have been satisfied.

                  h. Bonds. Buyer shall deliver to Seller proof that it has posted and/or obtained all necessary surety and bonds with respect to the Assets.

                  i. Seller and Buyer shall executed a Transition Services Agreement in the form of EXHIBIT L.

                                   ARTICLE 12
                            POST-CLOSING OBLIGATIONS

         12.1 POST-CLOSING ADJUSTMENTS. As soon as practicable after the Closing, but on or before one hundred twenty (120) days after Closing, Seller, with the assistance of Buyer's staff and with access to such records as necessary, shall prepare and deliver to Buyer a final settlement statement (the "FINAL SETTLEMENT STATEMENT") setting forth each adjustment or payment hereunder that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the "FINAL PURCHASE PRICE"). As soon as practicable after receipt of Seller's proposed Final Settlement Statement, but on or before sixty (60) days after receipt of Seller's proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer's failure to deliver to Seller a written report detailing changes to the proposed Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The parties shall endeavor to agree with respect to the changes proposed by Buyer, if any, no later than thirty (30) days after receipt by Seller of Buyer's comments to the proposed Final Settlement Statement. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the "FINAL SETTLEMENT DATE." If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller shall be by wire transfer in immediately available funds. Any such payment shall be made within five (5) days of the Final Settlement Date.

         12.2 DISPUTE RESOLUTION. If the parties are unable to resolve disputes concerning the Final Settlement Statement or Final Purchase Price on or before thirty (30) days after the Final Settlement Statement is received by Buyer, such disputes shall be resolved in accordance with Section 14.5.d.

         12.3 RECORDS. Seller shall make the Records available for pick up by Buyer at a mutually agreeable time. Seller may retain copies of the Records; provided however Seller shall retain originals of the Records relating to the Assets located in San Juan and Rio Arriba Counties, New Mexico and La Plata County, Colorado. Buyer shall make the Records available to Seller for review and copying during normal business hours. Buyer agrees not to destroy or otherwise dispose of the Records for a period of six (6) years after the Closing without giving Seller reasonable notice and an opportunity to copy the Records.

         12.4 SELLER'S EMPLOYEES. For all of Seller's employees hired by Buyer in connection with Buyer's acquisition, ownership and operation of the Assets, if Buyer terminates any such employee(s) within two (2) years of Closing under circumstances that would have entitled such employee(s) to a severance benefit under Seller's employee severance policy in effect for such employee(s) on the Effective Date (a copy of which is attached as Exhibit J to this Agreement), Buyer shall pay such employee(s) severance based on such Seller's employee severance policy based upon years of experience with Seller (and its Affiliates) and Buyer. However, in no event shall Buyer's termination of any employee for cause create any obligation under this provision.

         12.5 FURTHER ASSURANCES. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order more effectively to assure to the other the full beneficial use and enjoyment of the Assets in accordance with the provisions of this Agreement and otherwise to accomplish the purposes of the transaction contemplated by this Agreement.

         12.6 DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (A) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, (GAS BALANCING INFORMATION (PROVIDED, THAT THE PURCHASE PRICE SHALL BE ADJUSTED FOR GAS IMBALANCES AS SET FORTH IN SECTION 2.3.A.(VI) AND B.(V)) OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (B) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER, (C) EXCEPT AS SET FORTH IN SECTION 6.11, THE ENVIRONMENTAL CONDITION OF THE ASSETS, THEIR COMPLIANCE WITH ENVIRONMENTAL LAWS, AND THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES OR NATURALLY OCCURRING RADIOACTIVE MATERIALS, (D) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (E) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (F) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (G) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (H) ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN AS OF THE EFFECTIVE TIME OR THE CLOSING DATE, AND (I) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND SELLER THAT THE ASSETS WILL BE CONVEYED TO BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR, "AS IS" AND "WHERE IS" WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. THE PARTIES AGREE THAT THIS SECTION
12.6 CONSTITUTES A CONSPICUOUS LEGEND.

         12.7 SUSPENSE FUNDS. The Purchase Price shall be adjusted downward by an amount equal to the amount of the Suspense Funds held by Seller, being those funds which Seller is holding as of the Closing Date which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other hydrocarbons attributable to the Assets. Seller covenants to deliver to Buyer, within thirty (30) days after

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Closing, in a mutually agreeable electronic format, the following information with respect to such Suspense Funds: owner name, owner number, owner social security number (if known to Seller), reason for suspense, and the amount of suspense funds payable for each entry, together with monthly line item production detail for all suspense entries. Upon receipt of such information, Buyer (i) shall administer all such accounts and assume all payment obligations relating to the Suspense Funds in accordance with all applicable laws, rules and regulations, and shall be liable for the payment thereof to the proper parties and (ii) indemnify and hold Seller harmless from Buyer's failure to comply with Buyer's obligations under the preceding item (i); provided that, Seller will retain all responsibility and liability for (x) statutory penalties and interest, if any, owing to any interest owner attributable to the Suspense Funds accruing prior to the Effective Time and (y) penalties and interest, if any, attributable to the Suspense Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property statutes. In the event any such penalties or interest are due to the respective suspense account owner or any state under such statutes and Seller fails to promptly reimburse such sums to Buyer, upon Buyer's written request for same, then Buyer shall return to Seller the Suspense Funds in such account that existed as of the Effective Time, and Seller shall undertake the final payment and settlement of any such claims and accompanying Suspense Funds. Notwithstanding the foregoing, Seller shall be obligated to reimburse Buyer for any interest or penalties attributable to the Suspense Funds accruing prior to the Effective Time only with respect to written Claims for same asserted by Buyer to Seller (with appropriate documentation supporting the amount of penalties and interest due) not later than three (3) years after the Closing Date.

                                   ARTICLE 13
                                      TAXES

         13.1 APPORTIONMENT OF AD VALOREM AND PROPERTY TAXES. All ad valorem taxes, real property taxes, personal property taxes and similar obligations (the "PROPERTY TAXES") attributable to the Assets with respect to the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. Prior to Closing, Seller shall determine an estimate of the portion of the Property Taxes (based on the latest information then available), for the period in which the Effective Time occurs attributable to the period prior to the Effective Time (the "Seller Property Tax"). Seller shall credit to Buyer, through a downward adjustment to the Purchase Price, the amount of the Seller Property Tax. Buyer shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period in which the Effective Time occurs. If the Property Taxes used in determining the Seller Property Tax are not the actual Property Taxes for the tax period in which the Effective Time occurs, then upon the determination of the actual Property Taxes for such period, the Seller Property Tax shall be recalculated based upon such actual Property Taxes (the "Revised Seller Property Tax") and
(i) if the Revised Seller Property Tax is greater than the Seller Property Tax, Seller shall promptly pay Buyer the difference between such amounts or (ii) if the Revised Seller Property Tax is less than the Seller Property Tax, Buyer shall promptly pay Seller the difference between such amounts.

         13.2 TRANSFER TAXES AND RECORDING FEES. The Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale or transfer of the Assets pursuant to this Agreement. "TRANSFER Taxes" mean any sales,

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

use, stock, stamp, documentary, transfer, filing, licensing, processing, recording authorization and similar taxes, fees and charges.

         13.3 OTHER TAXES. All severance, production, excise and conservation taxes shall be apportioned between the Seller and Buyer as of the Effective Time. All such taxes that have accrued with respect to the period prior to the Effective Time have been or will be properly paid or withheld by Seller, and all statements, returns, and documents pertinent thereto have been or will be properly filed. Buyer shall be responsible for paying or withholding or causing to be paid or withheld all such taxes that accrue after the Effective Time and for filing all statements, returns, and documents incident thereto.

         13.4 TAX REPORTS AND RETURNS. For tax periods in which the Effective Time occurs, Seller agrees to immediately forward to Buyer copies of any tax reports and returns received by Seller after Closing and provide Buyer with any information Seller has that is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all tax returns and reports applicable to the Assets that Buyer is required to file after the Closing.

                                   ARTICLE 14
                           ASSUMPTION AND RETENTION OF
                          OBLIGATIONS; INDEMNIFICATION

         14.1 BUYER'S ASSUMPTION OF LIABILITIES AND OBLIGATIONS. Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations ("OBLIGATIONS") accruing or relating to (i) the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets from and after the Effective Time, including, without limitation, the payment of Property Expenses, the obligation to plug and abandon all wells located on the Lands and reclaim all well sites located on the Lands regardless of when the plugging, abandonment and reclamation obligations arose, the make-up and balancing obligations for overproduction of gas from the Wells, all liability for royalty and overriding royalty payments made and Taxes paid with respect to the Assets, (ii) the environmental condition of the Assets and (iii) all Obligations accruing or relating to the ownership or operation of the Assets before the Effective Time for which Seller is not liable pursuant to the provisions of Section 14.2 (collectively, the "ASSUMED LIABILITIES").

         14.2 SELLER'S RETENTION OF LIABILITIES AND OBLIGATIONS. Upon Closing Seller shall retain and pay (i) all Property Expenses of Seller relating to Seller's ownership and operation of the Assets and the producing, transporting and marketing of Hydrocarbons from the Assets by Seller prior to the Effective Time, and (ii) all liability for taxes paid by Seller prior to the Effective Time with respect to the Assets, (iii) all liability for non-affiliate, third party Claims relating solely to Seller's ownership and operations of the Assets and the producing, transporting and marketing of Hydrocarbons from the Assets by Seller prior to the Effective Time, (except for any such liability arising out of or relating to Title Defects and those matters which are the subject of Sections 5.8, 5.10 and 14.3 which shall not be included in this Section 14.2), but with respect to each of (i), (ii) and (iii) above only as to Claims for which Buyer submits a Claim Notice to Seller under Section 14.5.c before three years after the Closing Date; provided, however, there shall be no such three (3) year limitation for third party Claims regarding the

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

improper calculation or payment of royalties, overriding royalties or net profits interests with respect to the period prior to the Effective Time and pertaining to the Assets (collectively, the "RETAINED LIABILITIES").

         14.3 BUYER'S PLUGGING AND ABANDONMENT OBLIGATIONS. In addition to the Assumed Liabilities, upon Closing Buyer assumes full responsibility and liability for the following plugging and abandonment obligations related to the Assets ("BUYER'S PLUGGING AND ABANDONMENT OBLIGATIONS"), regardless of whether they are attributable to the ownership or operation of the Assets before or after the Effective Time. All operations by Buyer under this Section shall be conducted in a good and workmanlike manner and in compliance with all applicable laws and regulations.

                  a. The necessary and proper plugging, replugging and abandonment of all wells on the Assets;

                  b. The necessary and proper removal, abandonment and disposal of all structures, pipelines, equipment, abandoned property, trash, refuse and junk located on or comprising part of the Assets;

                  c. The necessary and proper capping and burying of all associated flow lines located on or comprising part of the Assets;

                  d. The necessary and proper restoration of the surface and subsurface to the condition required by applicable laws, regulations or contract;

                  e.       All obligations relating to the items described in
Section 14.3.a. through Section 14.3.d. arising from contractual requirements and demands made by courts, authorized regulatory bodies or parties claiming a vested interest in the Assets; and

                  f. Obtaining and maintaining all bonds, or supplemental or additional bonds, that may be required contractually or by governmental authorities.

         14.4 INDEMNIFICATION. "LOSSES" shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a party hereto or Loss incurred as a result of the indemnified party indemnifying a third party; provided, however, if Seller pursuant to Section 10.2(a), or Buyer pursuant to Section 10.2(b), is entitled to and elects the remedy of enforcing specific performance of this Agreement as set forth in such sections, and despite Seller's or Buyer's, as applicable, good faith efforts to enforce specific performance of this Agreement a court of competent jurisdiction refuses to do so, then in such event, and only in such event, Losses shall also include loss of profits for failure to consummate the transactions contemplated by this Agreement.

         After the Closing, Buyer and Seller shall indemnify each other as follows:

                  a. Seller's Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with
(i) the Retained Liabilities, (ii) any material breach of any representation or warranty made by Seller, (iii) any matter for which Seller has agreed to indemnify Buyer under this Agreement, and (iv) any material breach by Seller of this Agreement.

                  b. Buyer's Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, Seller's officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any material breach of any representation or warranty made by Buyer, (iii) any matter for which Buyer has agreed to indemnify Seller under this Agreement, and (iv) any material breach by Buyer of this Agreement.

         14.5 PROCEDURE. The indemnifications contained in Section 14.4 shall be implemented as follows:

                  a. Coverage. Such indemnity shall extend to all Losses suffered or incurred by the Indemnified Party, as defined below.

                  b. Claim Notice. The party seeking indemnification under the terms of this Agreement ("INDEMNIFIED PARTY") shall submit a written "CLAIM NOTICE" to the other party ("INDEMNIFYING PARTY") which, to be effective, must state: (i) the amount (if known) of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and
(iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within ten (10) days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

                  c. Information. Within twenty (20) days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 14 ("CLAIM"), the Indemnified Party shall give a Claim Notice to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of the Claim Notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party's choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the

Indemnifying Party's expense, any claim, legal action or other matter to which such other party's indemnification under this Article 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party's reasonable discretion at the Indemnifying Party's expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either party's position with respect to such Claim.

                  d. Dispute Resolution. If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration. The arbitration shall be before a three person panel of neutral arbitrators, consisting of one person each to be selected by Seller and Buyer, and the third to be selected by the arbitrators selected by Seller and Buyer. The arbitrators shall conduct a hearing no later than sixty (60) days after submission of the matter to arbitration, and a written decision shall be rendered by the arbitrators within thirty (30) days of the hearing. Any payment due pursuant to the arbitration shall be made within fifteen (15) days of the arbitrators' decision. This Section excludes those matters addressed in Sections 4.8 and 5.7 of this Agreement.

         14.6 NO INSURANCE; SUBROGATION. The indemnifications provided in this Article 14 shall not be construed as a form of insurance. Seller and Buyer waive for themselves, their successors or assigns, including without limitation, any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Seller and Buyer shall obtain waiver of such subrogation from their respective insurers.

         14.7 RESERVATION AS TO NON-PARTIES. Nothing in this Agreement is intended to limit or otherwise waive any recourse Seller or Buyer may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

                                   ARTICLE 15
                                  MISCELLANEOUS

         15.1 EXHIBITS. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

         15.2 EXPENSES. Except as otherwise specifically provided herein, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transaction contemplated by this Agreement shall be paid by the party incurring same, including, without limitation, legal and accounting fees, costs and expenses.

         15.3 NOTICES. All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:

If to Seller:              Williams Production RMT Company
                           One Williams Center, 26th Floor
                           Tulsa, Oklahoma 74172

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

                           Telephone: (918) 573-3866
                           Facsimile:  (918) 573-1324
                           Attention: Neal Buck

                                         and

                           Williams Production RMT Company
                           One Williams Center, MD41-3
                           Tulsa, Oklahoma 74172
                           Telephone: (918) 573-4850
                           Facsimile:  (918) 573-4190
                           Attention: Exploration and Production Legal Counsel

If to Buyer:               XTO Energy Inc.
                           810 Houston Street
                           Fort Worth, Texas 76102
                           Telephone: (817) 885-2334
                           Facsimile:  (817) 870-0379
                           Attention: Vaughn O. Vennerberg, II

                                   and

                           XTO Energy Inc.
                           810 Houston Street
                           Fort Worth, Texas 76102
                           Telephone: (817) 885-2336
                           Facsimile:  (817) 885-2224
                           Attention: Win Ryan

          Any communication or delivery hereunder shall be deemed to have been duly made and the receiving party charged with notice (i) if personally delivered, when received, (ii) if faxed, when received if receipt is confirmed by telephone by the sender, (iii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt or (iv) if sent by overnight courier, one day after sending. Any party may, by written notice so delivered to the other party, change the address or individual to which delivery shall thereafter be made.

         15.4 AMENDMENTS. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

         15.5 ASSIGNMENT. Neither party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties or obligations hereunder without the prior written consent of the other party.

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         15.6     CONFIDENTIALITY. Seller and Buyer agree the provisions of this
Agreement shall be kept confidential except as disclosure may be required by applicable law, rules and regulations of governmental agencies or stock exchanges. Buyer shall inform Seller of all such disclosures by Buyer.

         15.7 PRESS RELEASES. Seller and Buyer agree that prior to making any press releases or other public announcements concerning this Agreement and the transactions contemplated hereby, the party desiring to make such public announcement shall obtain the consent of the other party with such consent not to be unreasonably withheld. Nothing herein shall preclude Buyer from making such disclosures deemed necessary by Buyer's counsel under any federal securities laws or New York Stock Exchange rule.

         15.8 HEADINGS. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

         15.9 COUNTERPARTS. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by fax signatures with original signature pages to follow in due course.

         15.10 REFERENCES. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, limited liability company, court, agency, government, board, commission, trust, estate or other entity or authority.

         15.11 GOVERNING LAW. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Oklahoma without regard to principles of conflicts of law. The validity of the various conveyances affecting the title to real property Assets shall be governed by and construed in accordance with the laws where such real property Assets are located. The parties subject themselves to the sole and exclusive jurisdiction of the Federal or State courts of Tulsa, Oklahoma for resolution of any dispute related to this Agreement.

         15.12 REMOVAL OF SIGNS. Buyer shall remove all of Seller's well and lease signs within thirty (30) days of the Closing Date.

         15.13 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns.

         15.14 SURVIVAL. The following shall survive Closing: (i) all post-closing obligations and indemnities of Seller and Buyer subject to the limitations set forth herein, (ii) Seller's representations and warranties in
Article 6 and, (iii) Buyer's representations and warranties in Article 7.

         15.15 NO THIRD-PARTY BENEFICIARIES. This Agreement is intended only to benefit the parties hereto and their respective permitted successors and assigns.

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

         15.16 LIMITATION ON DAMAGES. Consistent with Article 14, the parties hereto expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement; provided, however, if Seller pursuant to Section 10.2(a), or Buyer pursuant to Section 10.2(b), is entitled to and elects the remedy of enforcing specific performance of this Agreement as set forth in such sections, and despite Seller's or Buyer's, as applicable, good faith efforts to enforce specific performance of this Agreement a court of competent jurisdiction refuses to do so, then in such event, and only in such event, Losses shall also include loss of profits for failure to consummate the transactions contemplated by this Agreement.

         15.17 SEVERABILITY. It is the intent of the parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

         15.18 KNOWLEDGE. As used throughout this Agreement, the term "KNOWLEDGE" or "BEST KNOWLEDGE" or "BEST OF SELLER'S KNOWLEDGE," whether or not such term is written in lower or upper case, means the actual knowledge of the officers of Seller, and of the employees of Seller specified on Schedule 15.18.

         Executed on the dates set forth in the acknowledgments below.

                                SELLER:

                                WILLIAMS PRODUCTION RMT COMPANY

                                By:         /s/_Ralph A. Hill
                                   ---------------------------------------
                                      Ralph A. Hill, Vice President

                                WILLIAMS PRODUCTION COMPANY, L.L.C.

                                By:         /s/ Ralph A. Hill
                                   ---------------------------------------
                                      Ralph A. Hill, Vice President

                                BUYER:

                                XTO ENERGY INC.

                                By:         /s/ Vaughn O. Vennerberg, II
                                   ---------------------------------------
                                      Vaughn O. Vennerberg, II
                                      Executive Vice President - Administration

                                     - 34 -